EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-119351, 333-52470, 333-129816 and 333-167412), Form S-4 (No. 333-167846) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793, 333-59212, 333-135282, 333-141600, 333-154775 and 333-164294) of Allscripts-Misys Healthcare Solutions, Inc. and its subsidiaries of our report dated July 26, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 26, 2010